EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of this Schedule 13G (including amendments thereto) with respect to the Common Stock, $0.01 par value per share, of the Issuer and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 7th day of February, 2018.

STILWELL PARTNERS, L.P.

By:	STILWELL VALUE LLC
General Partner

/s/ Megan Parisi
	By:	Megan Parisi
Member

STILWELL VALUE LLC

/s/ Megan Parisi
By:	Megan Parisi
Member

JOSEPH STILWELL

/s/ Joseph Stilwell*
Joseph Stilwell

*/s/ Megan Parisi
Megan Parisi
Attorney-In-Fact